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                                  EXHIBIT 99.1

SALES TRENDS:

Sales comparisons are presented to help investors understand the general tone of Cooper's business. These include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of business trends.

Sales for the 90 days ending on the date shown, compared to the same period in the prior year:

                       05/31/00       06/30/00        07/31/00       08/31/00       09/30/00        10/31/00
Cooper Industries       15-20%           22%           20-25%         20-25%           17%           15-20%
Electrical Products     15-20%           28%           30-35%         25-30%           22%           20-25%
Tools & Hardware          0-5%            0%            (0-5%)         (0-5%)          (4%)           (0-5%)


OBSERVATIONS ON RECENT SALES TRENDS FOR THE 90 DAY PERIOD ENDING OCTOBER 31,
2000.


ELECTRICAL PRODUCTS
Sales for the ninety days ending October 31, 2000 grew 15% - 20%, compared with last year.

Fast pace of sales of electronic products continues at Cooper Bussmann as a result of growing telecommunication applications and new product introductions.

Continued increases at Cooper Lighting are primarily the result of recent acquisitions.

Cooper Power Systems continues to experience slowing construction-related distribution transformer demand, offsetting rising sales of power management products.

Energy sector project demand for the Company's electrical construction materials remains weak.

Acquisitions provided an increase for Cooper Menvier and contributed to the majority of the sales increase for the segment.

Currency transaction effects remain modestly negative.


TOOLS & HARDWARE
Sales for the ninety days ending October 31, 2000 declined 0%-5%, compared with last year.

Improved demand in North America led to increased hand tool sales.

Power tool lines felt the effect of lighter shipping schedules for assembly equipment, worldwide.

Currency translation effects reduced reported sales trends.


NOTE: Includes impacts of acquisitions and divestitures.

Sales trends are forward-looking statements as defined by The Private Litigation Reform Act. Such statements are subject to many uncertainties and risks in the company's operations and business environment. These uncertainties and risks, which are discussed further in the company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (SEC), may cause the actual results of the company to be materially different from any future results expressed or implied by such forward-looking statements.